Robinhood Reports Third Quarter 2026 Results
Revenues were a record $1.4 billion, up 12% year-over-year
Diluted EPS down 16% year-over-year to $0.51; Adjusted EPS down 3% year-over-year to $0.60
Net Deposits were $16 billion, and Robinhood Gold Subscribers reached a record 5.2 million
Robinhood now up to 14 business lines that have reached $100 million or more in annualized revenues

MENLO PARK, Calif. – October 27, 2026 – Robinhood Markets, Inc. (“Robinhood”) (NASDAQ: HOOD) today announced financial results for the third quarter of 2026, which ended September 30, 2026.

"Our vision is to make everyone an owner, because broad ownership is essential to a free, stable, and prosperous society," said Vlad Tenev, Chairman and CEO of Robinhood.

"Customers are trusting us with more of their assets as we deliver on our product roadmap, leading to our highest quarter ever for revenues," said Shiv Verma, Chief Financial Officer of Robinhood. "We also added a new business cylinder with over $100 million in annualized revenues this quarter as Rothera scaled rapidly. And we're entering Q4 with strong momentum, as October Net Deposits have already topped $13 billion month-to-date, including $6 billion from the Dell family's contribution to Trump Accounts."

Third Quarter Results
•Total net revenues increased 12% year-over-year to $1.42 billion.
◦Transaction-based revenues increased 19% year-over-year to $867 million, primarily driven by event contracts revenue of $173 million, up over 6x, options revenue of $399 million, up 31%, and equities revenue of $121 million, up 41%, partially offset by cryptocurrencies revenue of $120 million, down 55%.
◦Net interest revenues decreased 9% year-over-year to $415 million, primarily driven by lower securities lending activity and short-term interest rates, partially offset by growth in interest-earning assets.
◦Other revenues increased 61% year-over-year to $142 million, primarily driven by Trump Account service revenues and increased Robinhood Gold subscription revenues.
•Net income decreased 14% year-over-year to $476 million, and diluted earnings per share ("EPS") decreased 16% to $0.51.
◦Net income included $67 million, or $0.07 of diluted EPS, of unrealized losses primarily related to the mark-to-market of Robinhood Ventures Fund I ("RVI").
•Adjusted Net Income (non-GAAP) decreased 3% year-over-year to $550 million, and Adjusted EPS (non-GAAP) decreased 3% to $0.60.
◦Adjusted Net Income and Adjusted EPS are new non-GAAP financial measures introduced this quarter to provide a view of profitability before certain non-operating items; refer to page 13 for more information.
•Total operating expenses increased 16% year-over-year to $739 million. The year-over-year increase was primarily driven by higher provisions for credit losses as we grow the credit card loan book, expenses related to Trump Accounts and Rothera, and marketing and growth investments.
◦Adjusted Operating Expenses and Share-Based Compensation (“SBC”) (non-GAAP) increased 8% year-over-year to $664 million.
•Adjusted EBITDA (non-GAAP) increased 9% year-over-year to $808 million.
•Funded Customers increased by 1.9 million, or 7%, year-over-year to 28.7 million.
◦Investment Accounts increased by 2.5 million , or 9%, year-over-year to 30.4 million.
•Total Platform Assets increased 19% year-over-year to $396 billion, primarily driven by continued Net Deposits and higher equity valuations, partially offset by lower cryptocurrency valuations.
•Net Deposits were $15.7 billion, an annualized growth rate of 17% relative to Total Platform Assets at the end of Q2 2026. Over the past twelve months, Net Deposits were $71.0 billion, a growth rate of 21% relative to Total Platform Assets at the end of Q3 2025.
•Robinhood Gold Subscribers increased by 1.3 million, or 34%, year-over-year to 5.2 million.
•Average Revenue Per User (“ARPU”) increased 5% year-over-year to $200.
•Cash and cash equivalents totaled $5.8 billion, compared with $4.3 billion at the end of Q3 2025.
•Share repurchases were $25 million, representing 0.2 million shares of our Class A common stock at an average price per share of approximately $105.
◦Through Q3 2026, cumulative repurchases under our program since Q3 2024 total $1.3 billion, representing 27 million of our Class A shares at an average price per share of approximately $48.

Highlights

Robinhood Delivers Growth Across the Business as It Expands Global Access to Financial Markets

#1 Platform for Active Traders
•Market share gains drove active trader engagement to new highs in Q3, with record volumes for equities, options, and prediction markets, and record margin balances.
•In September, Robinhood hosted its third annual HOOD Summit in Houston, with about 1,500 in-person attendees and more than 50 million livestream viewers. At the event, the company announced 17 new products and features aimed at making it the best platform for active traders, including Robinhood Agents and Agent Apps, 24/7 trading of select U.S. equities, perpetual futures for eligible U.S. customers, and earnings contracts in the prediction markets hub.
•To date, approximately 200 thousand customers have opened Agentic Trading Accounts, driving over $1.6 billion in notional trading volume.
•Rothera reached over $100 million in annualized revenues in its first full quarter of operation, with over 6.4 billion contracts traded since launch.

#1 in Wallet Share for the Next Generation
•Trump Accounts reached another major milestone as the U.S. Treasury launched automatic enrollment, establishing accounts for nearly 70 million children nationwide. Additionally, 25 million children have $250 invested thanks to Susan and Michael Dell's $6.25 billion pledge.
•In Q3, Gold subscribers grew to a record 5.2 million, representing an 18 percent overall adoption rate and approximately 40 percent adoption rate among new customers.
•Robinhood Gold Card grew to 1.3 million customers with over $19 billion in total annualized payment volume in Q3.
•Robinhood Banking continued to drive momentum, with nearly $5 billion in deposits from over 350 thousand Funded Customers and approximately 40 percent of customers signed up for direct deposit to date.
•Robinhood Strategies grew to 350 thousand Funded Customers with over $2 billion in assets under management in Q3.
•Trust Accounts are over $300 million in assets with an average account size of over $400 thousand to date.

#1 Global Financial Ecosystem
•Robinhood continued to grow its global footprint, launching crypto trading in the UK and announcing it has received authorization from the Dubai Financial Services Authority ("DFSA") to launch in the region. The authorization covers trading and custody across all ten DFSA-approved asset classes, including equities, crypto, ETFs, and investment tokens. Robinhood plans to begin rolling out its product suite in the area in 2027.
•In its first quarter on Mainnet, Robinhood Chain became a top-five chain by revenue and volume, generating over $80 billion in DEX volume and over $50 million of chain fees.

Additional Q3 2026 Operating Data

•Robinhood Retirement AUC increased 51% year-over-year to a record $36.6 billion.
•Margin Book increased 59% year-over-year to a record $22.1 billion.
•Cash and Deposits increased 43% year-over-year to a record $20.4 billion.
•Cash Sweep decreased 9% year-over-year to $32.3 billion.
•Equity Notional Trading Volumes increased 53% year-over-year to a record $992 billion.
•Options Contracts Traded increased 48% year-over-year to a record 905 million.
•Crypto Notional Trading Volumes decreased 38% year-over-year to $50 billion, including Robinhood App Notional Volumes which decreased 48% year-over-year to $21 billion, and Bitstamp Notional Volumes which decreased 28% year-over-year to $29 billion.
•Event Contracts Traded increased over 7x year-over-year to a record 16.4 billion.

Conference Call and Livestream Information

Robinhood will host a video call to discuss its results at 2 p.m. PT / 5 p.m. ET today, October 27, 2026. The video call can be accessed at investors.robinhood.com, along with the earnings press release and accompanying slide presentation. The event will also be live streamed to YouTube and X.com via Robinhood’s official channels, @RobinhoodApp, on Vlad Tenev’s X.com account, @vladtenev, as well as in the Robinhood App. Following the call, a replay and transcript will also be available at investors.robinhood.com.

Financial Outlook

The paragraph below provides information on our 2026 expense plan and outlook. We are not providing a 2026 outlook for total operating expenses and have not reconciled our 2026 outlook for Adjusted Operating Expenses and SBC to the most directly comparable GAAP financial measure, total operating expenses, because we are unable to predict with reasonable certainty the impact of certain items without unreasonable effort. These items include, but are not limited to, provision for credit losses and significant regulatory expenses which may be material and could have a significant impact on total operating expenses for 2026.

Our prior outlook for 2026 Adjusted Operating Expenses and SBC provided at Q2 2026 Earnings (July 29, 2026) was $2.675 to $2.775 billion. As we look ahead to the rest of the year, we are lowering the top end of our prior outlook by $25 million to a range of $2.675 to $2.75 billion to reflect ongoing efficiency gains across our business. This expense outlook does not include provision for credit losses, costs related to our pending acquisitions, costs from equity modifications of restructuring and executive awards in connection with our CFO transition, interest expenses classified as operating expenses, potential significant regulatory matters, or other significant expenses (such as impairments, restructuring charges, and other business acquisition- or disposition-related expenses) that may arise or accruals we may determine in the future are required, as we are unable to accurately predict the size or timing of such matters, expenses or accruals at this time.

Actual results might differ materially from our outlook due to several factors, including the rate of growth in Funded Customers and our effectiveness to cross-sell products which affects variable marketing costs, the degree to which we are successful in managing credit losses and preventing fraud, and our ability to manage web-hosting expenses efficiently, among other factors. See “Non-GAAP Financial Measures” for more information on Adjusted Operating Expenses and SBC, including significant items that we believe are not indicative of our ongoing expenses that would be adjusted out of total operating expenses (GAAP) to get to Adjusted Operating Expenses and SBC (non-GAAP) should they occur.

About Robinhood

Robinhood Markets, Inc. (NASDAQ: HOOD) is a global leader in financial services offering retail brokerage, crypto, advisory, digital banking services, and private markets access to a new generation of investors. Additional information about Robinhood can be found at www.robinhood.com.

Robinhood uses the “Overview” tab of its Investor Relations website (accessible at investors.robinhood.com/overview) and its Newsroom (accessible at newsroom.aboutrobinhood.com), as means of disclosing information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s (“SEC”) Regulation Fair Disclosure (Reg. FD). Investors should routinely monitor those web pages, in addition to Robinhood’s press releases, SEC filings, and public conference calls and webcasts, as information posted on them could be deemed to be material information.

“Robinhood” and the Robinhood feather logo are registered trademarks of Robinhood Markets, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Contacts

Investors: ir@robinhood.com	Press: press@robinhood.com

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,
(in millions, except per share data)	2025	2026
Assets
Current assets:
Cash and cash equivalents	$4,261	$5,829
Cash, cash equivalents, and securities segregated under federal and other regulations	5,749	13,443
Receivables from brokers, dealers, and clearing organizations	426	537
Receivables from users, net	17,994	23,598
Securities borrowed	2,408	4,781
Deposits with clearing organizations	702	1,125
User-held fractional shares	3,782	5,123
Deferred customer match incentives	185	226
Other current assets, including current prepaid expenses of $127 as of December 31, 2025 and $182 as of September 30, 2026	798	1,616
Total current assets	36,305	56,278
Property, software, and equipment, net	154	187
Goodwill	385	515
Intangible assets, net	168	231
Non-current deferred customer match incentives	428	578
Other non-current assets, including non-current prepaid expenses of $11 as of December 31, 2025 and $22 as of September 30, 2026	697	482
Total assets	$38,137	$58,271
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$463	$658
Payables to users	11,986	18,473
Securities loaned	11,626	19,480
Fractional shares repurchase obligation	3,782	5,123
Other current liabilities	914	1,509
Total current liabilities	28,771	45,243
Long-term borrowings	—	2,660
Other non-current liabilities	215	290
Total liabilities	28,986	48,193
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 210 million shares authorized, no shares issued and outstanding as of December 31, 2025 and September 30, 2026.	—	—
Class A common stock, $0.0001 par value. 21 billion shares authorized, 790 million shares issued and outstanding as of December 31, 2025; 21 billion shares authorized, 793 million shares issued and outstanding as of September 30, 2026.	—	—
Class B common stock, $0.0001 par value. 700 million shares authorized, 111 million shares issued and outstanding as of December 31, 2025; 700 million shares authorized, 108 million shares issued and outstanding as of September 30, 2026.	—	—
Class C common stock, $0.0001 par value. 7 billion shares authorized, no shares issued and outstanding as of December 31, 2025 and September 30, 2026.	—	—
Additional paid-in capital	11,284	10,783
Accumulated other comprehensive income (loss)	8	(9)
Accumulated deficit	(2,152)	(773)
Non-controlling interests	11	77
Total stockholders’ equity	9,151	10,078
Total liabilities and stockholders’ equity	$38,137	$58,271

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		YOY% Change	Three Months Ended June 30,	QOQ% Change
(in millions, except per share and percentage data)	2025	2026		2026
Revenues:
Transaction-based revenues	$730	$867	19%	$776	12%
Net interest revenues	456	415	(9)%	389	7%
Other revenues	88	142	61%	143	(1)%
Total net revenues	1,274	1,424	12%	1,308	9%

Operating expenses(1)(2):
Brokerage and transaction	56	68	21%	62	10%
Technology and development	237	254	7%	256	(1)%
Operations	33	79	139%	57	39%
Provision for credit losses	26	71	173%	56	27%
Marketing	102	104	2%	104	—%
General and administrative	185	163	(12)%	199	(18)%
Total operating expenses	639	739	16%	734	1%

Other income (expense), net	(1)	(60)	NM	135	NM
Income before income taxes	634	625	(1)%	709	(12)%
Provision for income taxes	78	149	91%	136	10%
Net income	$556	$476	(14)%	$573	(17)%
Less: Net income (loss) attributable to non-controlling interests	—	8	NM	12	NM
Net income attributable to Robinhood	$556	$468	(16)%	$561	(17)%
Net income attributable to Robinhood common stockholders:
Basic	$556	$468		$561
Diluted	$556	$468		$561
Net income per share attributable to Robinhood common stockholders:
Basic	$0.63	$0.52		$0.62
Diluted	$0.61	$0.51		$0.62
Weighted-average shares used to compute net income per share attributable to Robinhood common stockholders:
Basic	889	898		899
Diluted	918	911		912

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended September 30,		YOY% Change
(in millions, except per share and percentage data)	2025	2026
Revenues:
Transaction-based revenues	$1,852	$2,266	22%
Net interest revenues	1,103	1,163	5%
Other revenues	235	370	57%
Total net revenues	3,190	3,799	19%

Operating expenses(1)(2):
Brokerage and transaction	154	190	23%
Technology and development	665	751	13%
Operations	93	174	87%
Provision for credit losses	78	163	109%
Marketing	306	315	3%
General and administrative	450	536	19%
Total operating expenses	1,746	2,129	22%

Other income, net	3	75	NM
Income before income taxes	1,447	1,745	21%
Provision for income taxes	169	350	107%
Net income	$1,278	$1,395	9%
Less: Net income (loss) attributable to non-controlling interests	—	16	NM
Net income attributable to Robinhood	$1,278	$1,379	8%
Net income attributable to Robinhood common stockholders:
Basic	$1,278	$1,379
Diluted	$1,278	$1,379
Net income per share attributable to Robinhood common stockholders:
Basic	$1.44	$1.53
Diluted	$1.39	$1.51
Weighted-average shares used to compute net income per share attributable to Robinhood common stockholders:
Basic	885	899
Diluted	919	913

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
____________
(1)    The following table presents operating expenses as a percent of total net revenues:

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2025	2026	2026	2025	2026
Brokerage and transaction	4%	5%	5%	5%	5%
Technology and development	19%	18%	20%	21%	20%
Operations	3%	6%	4%	3%	5%
Provision for credit losses	2%	5%	4%	2%	4%
Marketing	8%	7%	8%	10%	8%
General and administrative	14%	11%	15%	14%	14%
Total operating expenses	50%	52%	56%	55%	56%

(2)    The following table presents the SBC on our unaudited condensed consolidated statements of operations for the periods indicated:

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions)	2025	2026	2026	2025	2026
Brokerage and transaction	$2	$3	$2	$7	$8
Technology and development	40	40	48	123	128
Operations	1	1	1	4	3
Marketing	2	1	3	6	6
General and administrative	33	35	51	89	132
Total SBC	$78	$80	$105	$229	$277

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2026	2025	2026
Operating activities:
Net income	$556	$476	$1,278	$1,395
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22	26	63	72
Provision for credit losses	26	71	78	163
Deferred income taxes	—	61	—	63
Share-based compensation	78	80	229	277
Gain on deconsolidations	—	(1)	—	(107)
Unrealized and realized (gain) loss on equity securities, net	—	69	—	46
Other	5	22	13	26
Changes in operating assets and liabilities:
Securities segregated under federal and other regulations	(1,392)	(787)	(1,193)	(4,360)
Receivables from brokers, dealers, and clearing organizations	(93)	139	19	(111)
Receivables from users, net	(4,514)	(463)	(5,814)	(4,939)
Securities borrowed	(448)	1,255	(3,371)	(2,373)
Deposits with clearing organizations	(720)	115	(951)	(423)
Current and non-current deferred customer match incentives	(130)	(4)	(226)	(190)
Other current and non-current assets and prepaid expenses	68	(336)	395	(328)
Accounts payable and accrued expenses	37	49	(75)	47
Payables to users	1,806	1,251	3,754	6,447
Securities loaned	3,026	(1,056)	8,203	7,854
Other current and non-current liabilities	97	258	173	424
Net cash (used in) provided by operating activities	(1,576)	1,225	2,575	3,983
Investing activities:
Purchases of property, software, and equipment	(3)	(10)	(13)	(31)
Capitalization of internally developed software	(9)	(11)	(28)	(32)
Consideration transferred for business acquisitions and asset acquisitions	—	—	(399)	(249)
Cash, cash equivalents, and segregated cash acquired in business acquisitions and asset acquisitions	—	—	1,193	95
Purchases of non-marketable securities	—	(2)	(8)	(230)
Proceeds from maturities of held-to-maturity investments	81	—	347	—
Purchases of credit card receivables by Credit Card Funding Trust	(1,389)	(4,682)	(2,917)	(10,834)
Collections of purchased credit card receivables	1,180	4,247	2,526	9,961
Proceeds from sales of investment in RVI	—	12	—	40
Cash derecognized upon deconsolidations	—	(5)	—	(225)
Other	(2)	(28)	(2)	(28)
Net cash (used in) provided by investing activities	(142)	(479)	699	(1,533)
Financing activities:
Proceeds from issuance of long-term borrowings	—	500	—	2,700
Proceeds from exercise of stock options	3	1	14	4
Proceeds from issuance of RVI common stock in connection with initial public offering, net of offering costs	—	—	—	312
Proceeds from issuance of common stock under the Employee Share Purchase Plan	—	—	15	17
Taxes paid related to net share settlement of equity awards	(41)	(11)	(413)	(34)
Repurchase of Class A common stock	(107)	(25)	(553)	(689)
Draws on credit facilities	2,700	—	2,701	2,511
Repayments on credit facilities	(2,700)	—	(2,701)	(2,511)
Borrowings by the Credit Card Funding Trust	141	375	245	757
Repayments on borrowings by the Credit Card Funding Trust	—	(498)	—	(523)
Payments of debt issuance costs	—	(2)	(16)	(33)
Purchase of Capped Calls	—	—	—	(123)
Contributions from noncontrolling interests	—	8	—	49
Other	(1)	5	—	2
Net cash (used in) provided by financing activities	(5)	353	(708)	2,439
Effect of foreign exchange rate changes on cash and cash equivalents	—	(19)	8	(28)
Net increase in cash, cash equivalents, segregated cash, and restricted cash	(1,723)	1,080	2,574	4,861
Cash, cash equivalents, segregated cash, and restricted cash, beginning of the period	12,992	13,674	8,695	9,893
Cash, cash equivalents, segregated cash, and restricted cash, end of the period	$11,269	$14,754	$11,269	$14,754

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Reconciliation of cash, cash equivalents, segregated cash and restricted cash, end of the period:
Cash and cash equivalents, end of the period	$4,331	$5,829	$4,331	$5,829
Segregated cash and cash equivalents, end of the period	6,853	8,883	6,853	8,883
Restricted cash in other current assets, end of the period	68	28	68	28
Restricted cash in other non-current assets, end of the period	17	14	17	14
Cash, cash equivalents, segregated cash and restricted cash, end of the period	$11,269	$14,754	$11,269	$14,754
Supplemental disclosures:
Cash paid for interest	$8	$21	$20	$46
Cash paid for income taxes, net of refund received	$1	$59	$83	$230
Derecognized assets and liabilities (net)	$—	$25	$—	$376
Retained RVI and RVII interest at fair value	$—	$26	$—	$461

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions, except for percentage data)	2025	2026	2026	2025	2026
Net income attributable to Robinhood	$556	$468	$561	$1,278	$1,379
Net income attributable to non-controlling interests	—	8	12	—	16
Net income	556	476	573	1,278	1,395
Net margin	44%	33%	44%	40%	37%
Interest expenses related to debt obligations	8	10	10	22	28
Provision for income taxes	78	149	136	169	350
Depreciation and amortization	22	26	23	63	72
EBITDA (non-GAAP)	664	661	742	1,532	1,845
SBC	78	80	105	229	277
Restructuring charges	—	—	23	—	23
Unrealized and realized losses (gains)(1)	—	67	(129)	—	(62)
Adjusted EBITDA (non-GAAP)	$742	$808	$741	$1,761	$2,083
Adjusted EBITDA Margin (non-GAAP)	58%	57%	57%	55%	55%
(1) For the three and nine months ended September 30, 2026, primarily related to investments in Robinhood Ventures funds.

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions)	2025	2026	2026	2025	2026
Total operating expenses (GAAP)	$639	$739	$734	$1,746	$2,129
Less:
SBC excluding CFO transition and restructuring	78	78	91	229	248
SBC attributable to CFO transition	—	2	7	—	22
SBC attributable to restructuring	—	—	7	—	7
Provision for credit losses	26	71	56	78	163
Interest expenses (1)	—	2	—	—	2
Restructuring charges	—	—	23	—	23
Adjusted Operating Expenses (non-GAAP)	$535	$586	$550	$1,439	$1,664
(1) For the three and nine months ended September 30, 2026, primarily related to interest expense amortization of convertible notes.

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions)	2025	2026	2026	2025	2026
Total operating expenses (GAAP)	$639	$739	$734	$1,746	$2,129
Less:
SBC excluding CFO transition and restructuring	78	78	91	229	248
SBC attributable to restructuring	—	—	7	—	7
SBC attributable to CFO transition	—	2	7	—	22
Provision for credit losses	26	71	56	78	163
Interest expenses (1)	—	2	—	—	2
Restructuring charges	—	—	23	—	23
Adjusted Operating Expenses (non-GAAP)	535	586	550	1,439	1,664
Add:
SBC excluding CFO transition and restructuring	78	78	91	229	248
Adjusted Operating Expenses and SBC (non-GAAP)	$613	$664	$641	$1,668	$1,912
(1) For the three and nine months ended September 30, 2026, primarily related to interest expense amortization of convertible notes.

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
(in millions, except per share data)	2025	2026	2026	2025	2026
Net income attributable to Robinhood	$556	$468	$561	$1,278	$1,379
SBC attributable to CFO transition & restructuring	—	2	14	—	29
Restructuring charges	—	—	23	—	23
Unrealized and realized losses (gains) (1)	—	67	(129)	—	(62)
Amortization of intangible assets	7	9	8	16	23
Tax impact of non-GAAP adjustments	2	4	(23)	4	(17)
Adjusted Net Income	$565	$550	$454	$1,298	$1,375

Weighted-average number of diluted common shares outstanding	918	911	912	919	913

Diluted EPS	$0.61	$0.51	$0.62	$1.39	$1.51
Adjusted EPS	$0.62	$0.60	$0.50	$1.41	$1.51
(1) For the three and nine months ended September 30, 2026, primarily related to investments in Robinhood Ventures funds.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the expected financial performance of Robinhood Markets, Inc. and its consolidated subsidiaries (“we,” “Robinhood,” or the “Company”) and our strategic and operational plans, including (among others) statements regarding that customers are trusting us with more of their assets as we deliver on our product roadmap; we're entering Q4 with strong momentum; Robinhood announced it has received authorization from the DFSA and plans to begin rolling out its product suite in the area in 2027; and all statements and information under the heading “Financial Outlook”. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Our forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual future results, performance, or achievements to differ materially from any future results expressed or implied in this press release. Reported results should not be considered an indication of future performance. Factors that contribute to the uncertain nature of our forward-looking statements include, among others: our rapid and continuing expansion, including continuing to introduce new products and services on our platforms as well as geographic expansion; the difficulty of managing our business effectively, including the size of our workforce, and the risk of declining or negative growth; the fluctuations in our financial results and key metrics from quarter to quarter; our reliance on transaction-based revenue, including payment for order flow (“PFOF”), the risk of new regulation or bans on PFOF and similar practices, and the addition of our new fee-based model for cryptocurrency; our exposure to fluctuations in interest rates and rapidly changing interest rate environments; the difficulty of raising additional capital (to provide liquidity needs and support business growth and objectives) on reasonable terms, if at all; the need to maintain capital levels required by regulators and self-regulatory organizations; the risk that we might mishandle the cash, securities, and cryptocurrencies we hold on behalf of customers, and our exposure to liability for processing, operational, or technical errors in clearing functions; the impact of negative publicity on our brand and reputation; the risk that changes in business, economic, or political conditions that impact the global financial markets, or a systemic market event, might harm our business; our dependence on key employees and a skilled workforce; the fact that we do not wholly own or operationally control Rothera, our joint venture with Susquehanna International Group, and its subsidiaries; operational and regulatory risks and expenditures prior to and following closing of our acquisitions and investments; the difficulty of complying with an extensive, complex, and changing regulatory environment, the risk of monetary and other penalties for noncompliance, and the need to adjust our business model in response to new or modified laws and regulations; the possibility of adverse developments in pending litigation and regulatory investigations; the risk that the outcome of currently ongoing and potential future regulatory enforcement actions and litigation, as well as potential changes in federal or state law, could immediately or subsequently prevent us from offering, or continuing to offer, event contracts or that we have in the past decided, and may in the future decide, to stop offering certain new event contracts as a result of actual or threatened state enforcement actions; the effects of competition; our need to innovate and acquire or invest in new products, services, technologies and geographies in order to attract and retain customers and deepen their engagement with us in order to maintain growth; our reliance on third parties to perform some key functions and the risk that processing, operational or technological failures could impair the availability or stability of our platforms; the risk of cybersecurity incidents, theft, data breaches, and other online attacks; the difficulty of processing customer data in compliance with privacy laws; our need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures; the risks associated with incorporating artificial intelligence technologies into some of our products and processes; the regulation, litigation, contractual, operational, and reputational risks associated with our introduction of products such as Robinhood Chain and Stock Tokens globally, continued offering of Classic Stock Tokens (formerly "Robinhood Stock Tokens") and perpetual futures trading in the European Economic Area, our planned offering of perpetual futures in the U.S., updates to Robinhood Wallet, and our staking and onchain lending services offered in the U.S.; and the risk that substantial future sales of Class A common stock in the public market, or the perception that they may occur, could cause the price of our stock to fall. Because some of these risks and uncertainties cannot be predicted or quantified and some are beyond our control, you should not rely on our forward-looking statements as predictions of future events. More information about potential risks and uncertainties that could affect our business and financial results can be found in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, as well as in our other filings with the SEC, all of which are available on the SEC’s web site at www.sec.gov. Moreover, we operate in a very competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible for us to predict all risks nor identify all uncertainties. The events and circumstances reflected in our forward-looking statements might not be achieved and actual results could differ materially from those projected in the forward-looking statements. Except as otherwise noted, all forward-looking statements in this press release are made as of the date of this press release, October 27, 2026, and are based on information and estimates available to us at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, Robinhood assumes no obligation to update any of the statements in this press release whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this press release with the understanding that our actual future results, performance, events, and circumstances might be materially different from what we expect.

Non-GAAP Financial Measures

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total net revenues, net income, and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), Adjusted EBITDA Margin, Adjusted Operating Expenses, Adjusted Operating Expenses and

SBC, Adjusted Net Income, and Adjusted EPS. This non-GAAP financial information is presented for supplemental informational purposes only, should not be considered in isolation or as a substitute for, or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. We believe each of these non-GAAP measures provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance and cost structure, as applicable, and that Adjusted Net Income and Adjusted EPS provide a view of profitability before certain non-operating items. These non-GAAP measures are used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included in this press release.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to Robinhood, excluding (i) net income (loss) attributable to non-controlling interests, (ii) interest expenses related to debt obligations, (iii) provision for (benefit from) income taxes, (iv) depreciation and amortization, (v) SBC, (vi) significant legal and tax settlements and reserves, and (vii) other significant gains, losses, and expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing results.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods and competitors less meaningful. Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total net revenues. The most directly comparable GAAP measure is net margin (calculated as net income divided by total net revenues).

Adjusted Operating Expenses

Adjusted Operating Expenses is defined as GAAP total operating expenses minus (i) SBC, (ii) provision for credit losses, (iii) significant legal and tax settlements and reserves, (iv) interest expenses classified as operating expenses, and (v) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing expenses. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful.

Adjusted Operating Expenses and SBC

Adjusted Operating Expenses and SBC is defined as GAAP total operating expenses minus (i) provision for credit losses, (ii) significant legal and tax settlements and reserves, (iii) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses), that we believe are not indicative of our ongoing expenses, (iv) interest expenses classified as operating expenses, and (v) SBC related to modifications of awards impacted by restructuring as well as in connection with our CFO transition. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful. Unlike Adjusted Operating Expenses, Adjusted Operating Expenses and SBC does not adjust for SBC except for in 2026 as it relates to modifications of awards impacted by restructuring and our CFO transition.

Adjusted Net Income

Adjusted Net Income is defined as net income attributable to Robinhood, excluding: (i) SBC attributable to CFO transition & restructuring, (ii) restructuring charges, (iii) unrealized and realized losses (gains), (iv) amortization of intangible assets, and (v) the tax impact of non-GAAP adjustments.

Adjusted EPS

Adjusted EPS is defined as Adjusted Net Income divided by the weighted average number of diluted common shares outstanding during the period, determined in accordance with ASC 260, excluding the effect of our convertible senior notes as they are currently anti-dilutive. Shares issuable upon settlement of capped call transactions entered into in connection with our convertible senior notes are excluded from the diluted share count to the extent they offset the dilutive effect of our convertible notes.

Key Performance Metrics

In addition to the measures presented in our unaudited condensed consolidated financial statements, we use the following key performance metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Funded Customers

We define a Funded Customer as a unique person who has at least one account with a Robinhood entity and, within the past 45 calendar days (a) had an account balance that was greater than zero (excluding amounts that are deposited into a Funded Customer account by the Company with no action taken by the unique person) or (b) completed a transaction using any such account. Individuals who share a funded joint investing account are each considered to be a Funded Customer. Starting in June 2026, customers of WonderFi are also considered Funded Customers.

Total Platform Assets

We define Total Platform Assets as the sum of the fair value of all equities, options, cryptocurrency, futures (including options on futures and swaps, including event contracts), cash held by users in their accounts, net of receivables from users (previously reported as Assets Under Custody), and any such assets managed by RIAs using TradePMR’s platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis. Net Deposits and net market gains (losses) drive the change in Total Platform Assets in any given period. Starting in June 2026, the fair value of all cryptocurrency also includes cryptocurrency on WonderFi. Starting in July 2026, Total Platform Assets include Trump Account assets custodied by Robinhood. Total Platform Assets also include cryptocurrency lent through platform-enabled lending programs and total value locked in Robinhood Earn, representing customer assets deposited into Robinhood Earn programs, where customers may recall such assets at any time through the platform, but exclude assets held in Robinhood Non-custodial Wallet for which the customer holds full or partial keys.

Assets Under Custody

We define Assets Under Custody as Total Platform Assets, excluding assets managed by RIAs using TradePMR's platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis.

Net Deposits

We define Net Deposits as all cash deposits and asset transfers from customers, as well as dividends, interest, staking rewards, and cash or assets earned in connection with Company promotions (such as account transfer and retirement match incentives, free stock bonuses) received by customers, net of reversals, customer cash withdrawals, margin and lending interest, Robinhood Gold subscription fees, and assets transferred off of our platforms for a stated period. As previously disclosed, due to data limitations we did not include TradePMR client figures in our Net Deposits key performance metric prior to March 2026. Starting in March 2026, Net Deposits include results from TradePMR. Starting in June 2026, Net Deposits also include results from WonderFi. Starting in July 2026, Net Deposits include Trump Account contributions and seed funding from Treasury.

Average Revenue Per User (“ARPU”)

We define average revenue per user, or ARPU, as total revenue for a given period divided by the average number of Funded Customers on the last day of that period and the last day of the immediately preceding period. Figures in this press release represent ARPU annualized for each three-month period presented.

Robinhood Gold Subscribers

We define a Robinhood Gold Subscriber as a unique person who has at least one account with a Robinhood entity and who, as of the end of the relevant period (a) is subscribed to Robinhood Gold and (b) has made at least one Robinhood Gold subscription fee payment.

Additional Operating Metrics

Robinhood Retirement AUC

We define Robinhood Retirement AUC as the total Assets Under Custody in traditional individual retirement accounts (“IRAs") and Roth IRAs. This does not include accounts with an RIA using TradePMR’s platform.

Cash Sweep

We define Cash Sweep as the period-end total amount of participating users’ uninvested brokerage and banking cash that has been automatically “swept” or moved from their accounts into deposits for their benefit at a network of program banks. This is an off-balance-sheet amount. Robinhood earns a net interest spread on Cash Sweep balances based on the interest rate offered by the banks less the interest rate given to users as stated in our program terms. This includes balances from customers of RIAs using TradePMR’s platform. In February 2026, we updated our brokerage High-Yield Cash program to fund growth in margin lending, resulting in over $6 billion of Cash Sweep balances moving to Cash and Deposits in the form of customer free credit balances.

Margin Book

We define Margin Book as our period-end aggregate outstanding margin loan balances receivable (i.e., the period-end total amount we are owed by customers on loans made for the purchase of securities, supported by a pledge of assets in their margin-enabled brokerage accounts). This includes margin loan balances from customers of RIAs using TradePMR’s platform.

Notional Trading Volume

We define Notional Trading Volume, or Notional Volume, for any specified asset class as the aggregate dollar value (purchase price or sale price as applicable) of trades executed in that asset class on our platforms over a specified period of time. Crypto Notional Volume includes both Robinhood App Notional Volume and Bitstamp Notional Volume. Robinhood App Notional Volume represents the dollar value of executed crypto trades on the Robinhood platform over a specified period of time, and, starting in June 2026, includes the dollar value of executed crypto trades from WonderFi customers. Bitstamp Notional Volume represents the dollar value of executed crypto trades on the Bitstamp platform over a specified period of time. For example, each $1 of transaction value executed between a buyer and seller is counted as $1 of transaction value in the relevant period, rather than $2 if counted for each of the buyer and seller.

Options Contracts Traded

We define Options Contracts Traded as the total number of options contracts bought or sold over a specified period of time. Each contract generally entitles the holder to trade 100 shares of the underlying stock.

Event Contracts Traded
We define Event Contracts Traded as the total number of event contracts bought or sold over a specified period of time through our Prediction Markets Hub. Each contract can be traded at $0.01 increments up to $1 and is worth $1 upon settlement.

Cash and Deposits

We define Cash and Deposits as the period-end sum of cash and cash equivalents, restricted cash, segregated cash, cash equivalents, and securities under federal and other regulations, deposits with clearing organizations, and investments.

Glossary Terms

Investment Accounts
We define an Investment Account as a funded individual brokerage account, a funded joint investing account, a funded IRA, a funded custodial account, or an account with an RIA using TradePMR’s platform. Starting in September 2025, a Funded Customer can have multiple Investment Accounts - one or more individual brokerage accounts, a joint investing account, a funded custodial account, a traditional IRA, a Roth IRA, and/or an RIA custody account using TradePMR’s platform. Investment Accounts do not include Bitstamp or WonderFi as such accounts are not brokerage or other Investment Accounts.

Robinhood Gold Adoption Rate

We define the Robinhood Gold adoption rate as end of period Robinhood Gold Subscribers divided by end of period Funded Customers.

Growth Rate and Annualized Growth Rate with respect to Net Deposits

Growth rate is calculated as aggregate Net Deposits over a specified 12-month period, divided by Total Platform Assets for the fiscal quarter that immediately precedes such 12-month period. Annualized growth rate is calculated as Net Deposits for a specified quarter multiplied by 4 and divided by Total Platform Assets for the immediately preceding quarter.

Businesses that have reached $100M or more in annualized revenues

Based on a given business crossing $100 million in quarterly annualized revenues (revenues in a given quarter times 4).